EXHIBIT 99.1
PVH Corp. Appoints Zac Coughlin as Chief Financial Officer

NEW YORK--(BUSINESS WIRE)-- February 9, 2022-- PVH Corp. [NYSE:PVH], announced today the appointment of Zac Coughlin as Executive Vice President and Chief Financial Officer (CFO), effective April 4, 2022. In this role, he will report to Stefan Larsson, PVH Chief Executive Officer, and will have responsibility for all finance functions.
Mr. Coughlin joins PVH from DFS Group Limited, a subsidiary of LVMH Group, where he served as Group CFO and Chief Operating Officer. Prior to joining DFS, Mr. Coughlin was CFO at Converse, Inc., a division of Nike, Inc., supporting its global business spanning wholesale, retail and eCommerce. Mr. Coughlin started his career with Ford Motor Company where he held multiple global financial leadership roles. While there, he worked on the ground in a number of international markets in Asia and Europe. Mr. Coughlin received his MBA from Harvard Business School and graduated from The Ohio State University with a BSBA in Finance and Supply Chain Logistics.
Stefan Larsson, CEO, PVH Corp., commented: “Zac brings over 20 years of high performance financial and operational leadership with best-in-class global companies. His deep strength in financial management and consistent track record of value creation has been built on his strong business acumen, operational capabilities and ability to cut through complexity. Zac’s leadership will be an important addition to our management team as we set out to build PVH’s next growth chapter.”
Mr. Coughlin said: “I am thrilled to be joining PVH at this exciting time. I look forward to working with Stefan and the full PVH team to build out and execute the next chapter of growth for the company, drive sustainable, profitable growth, and build on the strength of its people and iconic brands.”
Jim Holmes, currently Interim CFO, will continue in his role as Executive Vice President, Controller when Mr. Coughlin joins the company. Mr. Larsson added: “I’d like to thank Jim for his seamless leadership and many strong contributions while serving as Interim CFO. We are extremely pleased that he will continue in his role as Controller and a key member of the PVH Finance leadership team.”

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About PVH Corp.

PVH is one of the world’s largest and most admired fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team and our commitment to drive fashion forward for good. That's the Power of Us. That’s the Power of PVH.

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Contacts:
Dana Perlman
investorrelations@pvh.com

Cindy Leggett-Flynn
communications@pvh.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including, without limitation, statements relating to the Company’s future plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) our plans, strategies, objectives, expectations and intentions are subject to change at any time at our discretion; (ii) we may be considered to be highly leveraged and we use a significant portion of our cash flows to service our indebtedness, as a result of which we might not have sufficient funds to operate our businesses in the manner we intend or have operated in the past; (iii) disease epidemics and health-related concerns, such as the ongoing COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, scarcity of raw materials and scrutiny or embargoing of goods produced in affected areas, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments implement mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (iv) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to realize the strategic benefits of transactions (such as the Company’s sale of certain intellectual property and other assets of, and exiting from, its Heritage Brands business to focus on its Calvin Klein and Tommy Hilfiger businesses); (v) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (vi) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; and (vii) other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement made in this press release.